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                                                                  EXHIBIT 2.1.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION
In Re:

TELECOMMUNICATIONS
SERVICE CENTER, INC.
              Debtor                                       Case No: 98-07835-8P1
______________________________________/

                SUPPLEMENT TO SECOND AMENDED DISCLOSURE STATEMENT

      Telecommunications Service Center, Inc., hereinafter ("TSC") does hereby file this Supplement to the Second Amended Disclosure Statement, and does hereby furnish the following information to supplement or clarify such Disclosure Statement previously filed herein as follows:

      1. The preferred shares of stock to be issued to creditors holding the unsecured claims under the plan will have voting rights whereby each share of stock will be entitled to one vote. Additionally, the reorganized company will provide in its bylaws that the unsecured creditors may elect one board member to participate on the Board of Directors with the same obligations and duties as all other board members. These provisions of the appropriate documents will terminate automatically upon payment in full of all unsecured claims under the plan.

      2. The preferred shares to be issued under the plan will not be restricted with respect to the transfer of shares. Although there is no market for the sale or purchase of such stock as of this date, the corporation into which the debtor will be merged under the plan (CyberSentry) is in the process of preparing and filing its registration and application to be a member of NASDAQ.

      3. The appropriate documents of the reorganized debtor shall provide that there be a provision prohibiting the issuance of non-voting securities. All classes of creditors shall be entitled to equal votes of one vote per share.

      4. Thirty million shares of common stock have been authorized to be issued; and ten million shares of preferred stock have been authorized to be issued. It is estimated that between


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twelve million and fifteen million shares of common stock will be issued as of confirmation; and that five million of the preferred shares of stock will be issued as of confirmation. The controlled shares as set forth in the Exhibit attached to the Second Amended Disclosure Statement are subject to change after confirmation; but there is no present intent by the company's controlling stockholders to change their numbers of shares.

      5. The operating documents of the reorganized debtor shall reflect that the dividends to be issued to preferred stock shareholders will be equal to the dividends issued to common stock shareholders.

      6. The operating documents of the reorganized debtor shall reflect that upon a determination of the number of preferred shares which are necessary to be issued under the plan, then the number of preferred shares can be increased only by a vote of the majority of preferred shareholders. It is not currently anticipated that there will be any such increase or new class of shares created.

      7. To the extent that this Supplement or clarification is inconsistent with any of the information contained in the Second Amended Disclosure Statement, the items set forth in this Supplement shall prevail. With all other respects, the Second Amended Disclosure Statement shall remain as stated.

Dated: December 21, 1998

                                       TELECOMMUNICATIONS SERVICE CENTER, INC.


                                                By /s/ HAL SHANKLAND
                                                   -----------------------------
                                                   HAL SHANKLAND, President


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                             CERTIFICATE OF SERVICE

      I HEREBY CERTIFY that a true and correct copy of the foregoing Application to Motion to Employ Attorney has been furnished by U. S. Mail this 21 day of December, 1998 to John Mueller, Esquire, P.O. Box 2939, Tampa, FL 33601-2939; Dennis Ferguson, Esquire, P.O. Box 2937, Tampa, FL 33601-2937; United States Trustee, 4919 Memorial Highway, Suite 110, Tampa, FL 33634; and Telecommunications Service, Inc., 412 E. Madison St., Suite 1200, Tampa, FL 33602.


                                                  /s/ DAVID W STEEN
                                                  ------------------------------
                                                  DAVID W STEEN, ESQUIRE
                                                  Florida Bar No.: 221546
                                                  McWHIRTER REEVES
                                                  400 North Tampa Street
                                                  Suite 2450
                                                  Post Office Box 3350
                                                  Tampa, Florida 33601-3350
                                                  (813) 224-0866
                                                  ATTORNEYS FOR DEBTOR


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